Exhibit 31.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warrenton, Virginia

We consent to the incorporation by reference to previously filed Registration Statements (Form S-8 No. 333-100539, Form S-3D No. 333-115681, Form S-8 No. 333-122532, and Form S-8 No. 333-161467) of   of our report, dated March 17, 2015, relating to the consolidated financial statements of   and subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2014 appearing in Item 8 of this Form 10-K of   for the year ended December 31, 2014.

/s/ Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
March 17, 2015